EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
FIRST QUARTER ENDED MARCH 31, 2023

•First quarter net income of $26.0 million;
•First quarter earnings per diluted common share of $0.83;
•Annualized return on first quarter average assets of 1.38%;
•Annualized return on first quarter average tangible common equity of 19.36%(1); and
•Nonperforming assets decreased to 0.04% of total assets.
Tyler, Texas (April 25, 2023) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ: SBSI) today reported its financial results for the quarter ended March 31, 2023. Southside reported net income of $26.0 million for the three months ended March 31, 2023, an increase of $1.0 million, or 4.2%, compared to $25.0 million for the same period in 2022. Earnings per diluted common share increased $0.06, or 7.8%, to $0.83 for the three months ended March 31, 2023, from $0.77 for the same period in 2022. The annualized return on average shareholders’ equity for the three months ended March 31, 2023 was 13.92%, compared to 11.42% for the same period in 2022.  The annualized return on average assets was 1.38% for the three months ended March 31, 2023, compared to 1.40% for the same period in 2022.
“The strength of our balance sheet and sound business plan, combined with the granularity of our loans and deposits, all contributed to Southside’s resilience during the recent uncertainty in the banking industry,” stated Lee R. Gibson, President and Chief Executive Officer of Southside. “First quarter financial results for 2023 were highlighted by net income of $26.0 million, earnings per diluted common share of $0.83, a 1.38% return on average assets, and continued strong asset quality with nonperforming assets to total assets decreasing to 0.04%. Our tax-equivalent net interest margin linked quarter decreased 19 basis points due to increased deposit pricing pressure and measures taken to maintain additional cash at the Federal Reserve. Our deposits, net of brokered deposits and public funds, decreased 3.4% linked quarter, with approximately 78% of that occurring prior to the recent events in the banking industry.”
“As we move forward, we believe our conservative underwriting guidelines combined with our balance sheet and business plan, position us well to continue to produce a solid return profile.”
Operating Results for the Three Months Ended March 31, 2023
Net income was $26.0 million for the three months ended March 31, 2023, compared to $25.0 million for the same period in 2022, an increase of $1.0 million, or 4.2%. Earnings per diluted common share were $0.83 and $0.77 for the three months ended March 31, 2023 and 2022, respectively. The increase in net income was primarily a result of increases in net interest income and noninterest income, partially offset by an increase in noninterest expense and income tax expense. Annualized returns on average assets and average shareholders’ equity for the three months ended March 31, 2023 were 1.38% and 13.92%, respectively, compared to 1.40% and 11.42%, respectively, for the three months ended March 31, 2022.  Our efficiency ratio and tax-equivalent efficiency ratio(1) were 53.57% and 50.99%, respectively, for the three months ended March 31, 2023, compared to 50.71% and 48.15%, respectively, for the three months ended March 31, 2022, and 48.92% and 46.38%, respectively, for the three months ended December 31, 2022.
Net interest income for the three months ended March 31, 2023 was $53.4 million, compared to $48.9 million for the same period in 2022, an increase of 9.1%. The increase in net interest income was due to the increase in interest income, a result of the increase in the average yield and the average balance of interest earning assets, partially offset by an increase in interest expense on our interest bearing liabilities due to higher interest rates and to a lesser extent, an increase in the average balance of our interest bearing liabilities. Linked quarter, net interest income decreased $3.5 million, or 6.1%, compared to $56.8 million during the three months ended December 31, 2022. The decrease in net interest income was due largely to the increase in the average rate paid on interest bearing liabilities, which more than offset the increase in the average yield earned on interest earning assets.
Our net interest margin and tax-equivalent net interest margin(1) decreased slightly to 3.02% and 3.21%, respectively, for the three months ended March 31, 2023, compared to 3.03% and 3.22%, respectively, for the same period in 2022. Linked quarter, net interest margin and tax-equivalent net interest margin(1) decreased from 3.19% and 3.40%, respectively for the three months ended December 31, 2022.
Noninterest income was $12.0 million for the three months ended March 31, 2023, an increase of $1.3 million, or 12.2%, compared to $10.7 million for the same period in 2022. The increase was due to a net gain on sale of equity securities and an

Page-1

increase in bank owned life insurance (“BOLI”) income related to death benefits realized, partially offset by a decrease in other noninterest income and an increase in net loss on sale of securities available for sale (“AFS”). On a linked quarter basis, noninterest income increased $1.3 million, or 11.8%, compared to the three months ended December 31, 2022. The increase was due to a net gain on sale of equity securities and an increase in BOLI income, partially offset by an increase in net loss on sale of securities AFS.
Noninterest expense increased $3.7 million, or 11.7%, to $34.8 million for the three months ended March 31, 2023, compared to $31.2 million for the same period in 2022. The primary increase was in salaries and employee benefits. Several additional expense categories increased during the three months ended March 31, 2023, including other noninterest expense, professional fees, software and data processing expense and advertising, travel and entertainment expense. On a linked quarter basis, noninterest expense increased by $1.3 million, or 3.8%, compared to the three months ended December 31, 2022, primarily due to increases in salaries and employee benefits and other noninterest expense.
Income tax expense increased $1.4 million, or 44.4%, for the three months ended March 31, 2023, compared to the same period in 2022. On a linked quarter basis, income tax expense increased $0.3 million, or 5.8%. Our effective tax rate (“ETR”) increased to 14.9% for the three months ended March 31, 2023, compared to 11.2% for the three months ended March 31, 2022, and increased from 13.4% for the three months ended December 31, 2022. The higher ETR for the three months ended March 31, 2023 was primarily due to a decrease in tax-exempt income as a percentage of pre-tax income as compared to the same period in 2022.
Balance Sheet Data
At March 31, 2023, Southside had $7.79 billion in total assets, compared to $7.56 billion at December 31, 2022 and $7.12 billion at March 31, 2022.
Loans at March 31, 2023 were $4.15 billion, an increase of $351.7 million, or 9.3%, compared to $3.80 billion at March 31, 2022. Linked quarter, loans increased $5.0 million, or 0.1%, due to increases of $32.2 million in construction loans, $9.1 million in 1-4 family residential loans and $3.2 million in commercial real estate loans. These increases were partially offset by decreases of $23.9 million in commercial loans, $11.5 million in municipal loans and $4.1 million in loans to individuals.
Securities at March 31, 2023 were $2.75 billion, an increase of $205.4 million, or 8.1%, compared to $2.54 billion at March 31, 2022. Linked quarter, securities increased $119.9 million, or 4.6%, from $2.63 billion at December 31, 2022. The linked quarter net increase was due to the purchase of U.S. Treasury Bills, partially offset by a decrease in mortgage-backed securities and municipal bonds.
Deposits at March 31, 2023 were $5.84 billion, a decrease of $232.2 million, or 3.8%, compared to $6.07 billion at March 31, 2022. Linked quarter, deposits decreased $359.8 million, or 5.8%, from $6.20 billion at December 31, 2022. During the three months ended March 31, 2023, brokered deposits decreased $191.8 million, or 29.1%, compared to December 31, 2022, and decreased $208.1 million, or 30.8%, compared to March 31, 2022, as the funding of our cash flow hedge swaps partially transitioned from brokered deposits to Federal Home Loan Bank advances and other borrowings to obtain lower cost funding.
At March 31, 2023, we had 180,516 total deposit accounts with an average balance of $30,000. At March 31, 2023, our deposit accounts consisted of the following (dollars in thousands):

	March 31, 2023
	Balance	Number of Accounts	Average Balance	% of Total Deposits

Individual non-maturity	$2,328,776	150,070	$16	39.9%
Commercial non-maturity	1,646,832	21,027	78	28.2%
Certificates of deposits	496,672	8,707	57	8.5%
Public funds	898,467	712	1,262	15.4%
Total deposits, excluding brokered deposits	5,370,747	180,516	$30	92.0%

Brokered deposits	467,473	—	—	8.0%
Total deposits	$5,838,220			100.0%
Page-2

At March 31, 2023, our estimated uninsured deposits, excluding affiliate deposits (Southside-owned deposits) and public funds (all collateralized), was 26.5%. At March 31, 2023, estimated uninsured deposits consisted of the following (dollars in thousands):

	March 31, 2023
	Balance	Uninsured Balance	% of Uninsured Total Deposits

Affiliate deposits	$21,807	$21,470	0.4%
Customer deposits	4,450,473	1,545,304	26.5%
Brokered deposits	467,473	—	—
Public funds	898,467	870,076	14.9%
Total	$5,838,220	2,436,850	41.7%

Excluding public funds (collateralized)		(870,076)	(14.9)%
Excluding affiliate deposits		(21,470)	(0.4)%
Total estimated uninsured deposits		$1,545,304	26.5%
We continued to increase interest rates paid on deposits during the quarter in order to retain deposits. Our noninterest bearing deposits represent 26.4% of total deposits. Linked quarter, our cost of interest bearing deposits increased 60 basis points from 1.22% in the prior quarter to 1.82%. Our cost of total deposits for the first quarter of 2023 increased 46 basis points from 0.88% in the prior quarter to 1.34%.
Our cost of interest bearing deposits increased 152 basis points, from 0.30% for the three months ended March 31, 2022, to 1.82% for the three months ended March 31, 2023. Our cost of total deposits increased 112 basis points, from 0.22% at March 31, 2022 to 1.34% at March 31, 2023.
Capital Resources and Liquidity
Our capital ratios and contingent liquidity sources remain solid. During the first quarter ended March 31, 2023, we purchased 457,394 shares of the Company’s common stock at an average price of $34.89 pursuant to the Stock Repurchase Plan. As of March 31, 2023, approximately 618,831 authorized shares remained available for purchase. Subsequent to March 31, 2023, and through April 20, 2023, we purchased 177,406 shares of common stock at an average price of $33.02 pursuant to the Stock Repurchase Plan. We utilized the Federal Reserve’s Bank Term Funding Program (“BTFP”) to reduce our overall funding costs and to enhance our interest rate risk position. As of March 31, 2023, our BTFP borrowings of $198.4 million were at a cost of 4.37%.
The table below shows our total lines of credit, current borrowings as of March 31, 2023, total amounts available for future borrowings, and swapped value (in thousands):

	March 31, 2023
	Line of Credit	Borrowings	Total Available for Future Liquidity	Swapped

FHLB advances	$1,866,515	$333,183	$1,533,332	$180,000
Federal Reserve discount window	632,832	350,000	282,832	350,000
Correspondent bank lines of credit	62,500	—	62,500	—
Federal Reserve Bank Term Funding Program	201,539	198,416	3,123	—
Total liquidity lines	$2,763,386	$881,599	$1,881,787	$530,000

Page-3

Asset Quality
Nonperforming assets at March 31, 2023 were $3.2 million, or 0.04% of total assets, a decrease of $8.3 million, or 72.2%, compared to $11.5 million, or 0.16% of total assets, at March 31, 2022, and a decrease from $10.9 million, or 0.14% of total assets, at December 31, 2022. The decrease in nonperforming assets was primarily due to the adoption of ASU 2022-02 on January 1, 2023, which allowed for the prospective exclusion of loan modifications that are performing, but would have previously required disclosure as troubled debt restructures in nonperforming assets.
The allowance for loan losses totaled $36.3 million, or 0.87% of total loans, at March 31, 2023, compared to $35.5 million, or 0.93% of total loans, at March 31, 2022. The decrease in the allowance as a percentage of total loans was primarily due to improved asset quality and the increase in the total loan portfolio when compared to March 31, 2022. The allowance for loan losses was $36.5 million, or 0.88% of total loans, at December 31, 2022.
For the three month period ended March 31, 2023, we recorded a provision for credit losses for loans of $0.1 million, compared to a provision for credit losses for loans of $0.3 million and $0.5 million for the three month periods ended March 31, 2022 and December 31, 2022, respectively. Net charge-offs were $0.3 million for the three months ended March 31, 2023, compared to net charge-offs of $15,000 for the three months ended March 31, 2022 and net charge-offs of $0.5 million for the three months ended December 31, 2022.
We recorded a reversal of provision for credit losses for off-balance-sheet credit exposures of $0.1 million and a provision of $28,000 for the three month periods ended March 31, 2023 and 2022, respectively, compared to a provision of $1.6 million for the three months ended December 31, 2022. The balance of the allowance for off-balance-sheet credit exposures at March 31, 2023 and 2022, was $3.6 million and $2.4 million, respectively, and is included in other liabilities.
Dividend
Southside Bancshares, Inc. declared a first quarter cash dividend of $0.35 per share on February 2, 2023, which was paid on March 2, 2023, to all shareholders of record as of February 16, 2023.
_______________
(1) Refer to “Non-GAAP Financial Measures” below and to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for more information and for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-4

Conference Call
Southside's management team will host a conference call to discuss its first quarter ended March 31, 2023 financial results on Tuesday, April 25, 2023 at 11:00 a.m. CDT.  The conference call can be accessed by webcast, for listen-only mode, on the company website, https://investors.southside.com, under Events.
Those interested in participating in the question and answer session, or others who prefer to call-in, can register at https://register.vevent.com/register/BIe5a240bdfc0c44f5be9b8bd0dd371150 to receive the dial-in number and unique code to access the conference call seamlessly. While not required, it is recommended that those wishing to participate register 10 minutes prior to the conference call to ensure a more efficient registration process.
For those unable to attend the live event, a webcast recording will be available on the company website, https://investors.southside.com, for at least 30 days, beginning approximately two hours following the conference call.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) net interest margin (FTE), (iii) net interest spread (FTE), and (iv) efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), net interest margin (FTE) and net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments and is not permitted under GAAP in the consolidated statements of income. We believe this measure to be the preferred industry measurement of net interest income and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reflected in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Page-5

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $7.79 billion in assets as of March 31, 2023, that owns 100% of Southside Bank.  Southside Bank currently has 55 branches in Texas and operates a network of 73 ATMs/ITMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at https://investors.southside.com. Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive email notification of company news, events and stock activity, please register on the website under Resources and Investor Email Alerts.  Questions or comments may be directed to Lindsey Bailes at (903) 630-7965, or lindsey.bailes@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this press release and in other written materials, documents and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “might,” “will,” “would,” “seek,” “intend,” “probability,” “risk,” “goal,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of our expansion, benefits of the Share Repurchase Plan, trends in asset quality, capital, liquidity, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies and earnings from growth and certain market risk disclosures, including the impact of interest rates, tax reform, inflation, the impacts related to or resulting from Russia’s invasion of Ukraine and other economic factors are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  Accordingly, our results could materially differ from those that have been estimated. The most significant factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages and additional interest rate increases by the Federal Reserve.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, under “Part I - Item 1. Forward Looking Information” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
Page-6

Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2023	2022
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
ASSETS
Cash and due from banks	$101,109	$106,143	$110,620	$111,099	$90,399
Interest earning deposits	151,999	9,276	3,476	12,910	72,158
Federal funds sold	57,384	83,833	81,031	48,280	24,550
Securities available for sale, at estimated fair value	1,437,222	1,299,014	1,424,562	1,733,354	2,065,984
Securities held to maturity, at net carrying value	1,308,457	1,326,729	1,151,205	1,083,672	474,319
Total securities	2,745,679	2,625,743	2,575,767	2,817,026	2,540,303
Federal Home Loan Bank stock, at cost	16,696	9,190	12,887	13,726	3,757
Loans held for sale	407	667	421	815	1,576
Loans	4,152,644	4,147,691	4,063,495	3,963,041	3,800,916
Less: Allowance for loan losses	(36,332)	(36,515)	(36,506)	(35,449)	(35,524)
Net loans	4,116,312	4,111,176	4,026,989	3,927,592	3,765,392
Premises & equipment, net	141,363	141,256	142,653	142,772	142,880
Goodwill	201,116	201,116	201,116	201,116	201,116
Other intangible assets, net	4,144	4,622	5,137	5,687	6,273
Bank owned life insurance	134,635	133,911	133,394	132,675	131,923
Other assets	121,501	131,703	160,256	192,363	138,788
Total assets	$7,792,345	$7,558,636	$7,453,747	$7,606,061	$7,119,115

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,543,413	$1,671,562	$1,759,959	$1,735,488	$1,630,056
Interest bearing deposits	4,294,807	4,526,457	4,421,200	4,512,921	4,440,343
Total deposits	5,838,220	6,198,019	6,181,159	6,248,409	6,070,399
Other borrowings and Federal Home Loan Bank borrowings	958,810	374,511	318,252	212,179	34,067
Subordinated notes, net of unamortized debt issuance costs	98,710	98,674	98,639	98,604	98,569
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,266	60,265	60,264	60,262	60,261
Other liabilities	85,309	81,170	87,797	254,825	71,578
Total liabilities	7,041,315	6,812,639	6,746,111	6,874,279	6,334,874
Shareholders' equity	751,030	745,997	707,636	731,782	784,241
Total liabilities and shareholders' equity	$7,792,345	$7,558,636	$7,453,747	$7,606,061	$7,119,115

Page-7

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2023	2022
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement:
Total interest income	$80,848	$75,128	$66,880	$57,100	$53,873
Total interest expense	27,495	18,286	11,365	6,022	4,967
Net interest income	53,353	56,842	55,515	51,078	48,906
Provision for (reversal of) credit losses	(40)	2,086	1,494	(633)	294
Net interest income after provision for (reversal of) credit losses	53,393	54,756	54,021	51,711	48,612
Noninterest income
Deposit services	6,422	6,478	6,241	6,496	6,628
Net gain (loss) on sale of securities available for sale	(2,146)	—	(99)	(2,177)	(1,543)
Net gain on sale of equity securities	2,416	—	—	—	—
Gain on sale of loans	104	36	109	208	178
Trust fees	1,467	1,571	1,407	1,520	1,494
Bank owned life insurance	1,675	516	720	720	691
Brokerage services	697	727	701	1,098	809
Other	1,398	1,438	1,190	1,232	2,468
Total noninterest income	12,033	10,766	10,269	9,097	10,725
Noninterest expense
Salaries and employee benefits	21,856	20,967	21,368	20,329	19,969
Net occupancy	3,734	3,973	3,847	3,654	3,656
Advertising, travel & entertainment	1,050	1,188	789	716	737
ATM expense	355	360	317	356	281
Professional fees	1,372	1,473	1,412	1,147	927
Software and data processing	2,055	1,741	1,736	1,739	1,631
Communications	327	387	497	509	503
FDIC insurance	544	511	485	477	472
Amortization of intangibles	478	515	550	586	622
Other	3,078	2,446	2,463	2,593	2,397
Total noninterest expense	34,849	33,561	33,464	32,106	31,195
Income before income tax expense	30,577	31,961	30,826	28,702	28,142
Income tax expense	4,543	4,293	3,875	3,297	3,146
Net income	$26,034	$27,668	$26,951	$25,405	$24,996

Common Share Data:
Weighted-average basic shares outstanding	31,372	31,896	32,112	32,119	32,357
Weighted-average diluted shares outstanding	31,464	31,964	32,221	32,251	32,537
Common shares outstanding end of period	31,121	31,547	32,127	32,108	32,294
Earnings per common share
Basic	$0.83	$0.87	$0.84	$0.79	$0.77
Diluted	0.83	0.87	0.84	0.79	0.77
Book value per common share	24.13	23.65	22.03	22.79	24.28
Tangible book value per common share (1)	17.54	17.13	15.61	16.35	17.86
Cash dividends paid per common share	0.35	0.38	0.34	0.34	0.34

Selected Performance Ratios:
Return on average assets	1.38%	1.47%	1.43%	1.42%	1.40%
Return on average shareholders’ equity	13.92	15.08	14.23	13.33	11.42
Return on average tangible common equity (1)	19.36	21.35	19.94	18.62	15.20
Average yield on earning assets (FTE) (1)	4.76	4.43	4.00	3.66	3.53
Average rate on interest bearing liabilities	2.14	1.48	0.92	0.52	0.44
Net interest margin (FTE) (1)	3.21	3.40	3.36	3.30	3.22
Net interest spread (FTE) (1)	2.62	2.95	3.08	3.14	3.09
Average earning assets to average interest bearing liabilities	137.67	143.66	142.83	144.54	141.93
Noninterest expense to average total assets	1.85	1.78	1.77	1.79	1.75
Efficiency ratio (FTE) (1)	50.99	46.38	47.42	47.74	48.15
(1)Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-8

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2023	2022
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Nonperforming Assets:	$3,180	$10,862	$11,717	$11,815	$11,455
Nonaccrual loans	3,169	2,846	3,039	3,119	2,357
Accruing loans past due more than 90 days	—	—	—	—	—
Restructured loans (1)	—	7,849	8,481	8,568	9,098
Other real estate owned	—	93	162	128	—
Repossessed assets	11	74	35	—	—

Asset Quality Ratios:
Ratio of nonaccruing loans to:
Total loans	0.08%	0.07%	0.07%	0.08%	0.06%
Ratio of nonperforming assets to:
Total assets	0.04	0.14	0.16	0.16	0.16
Total loans	0.08	0.26	0.29	0.30	0.30
Total loans and OREO	0.08	0.26	0.29	0.30	0.30
Ratio of allowance for loan losses to:
Nonaccruing loans	1,146.48	1,283.03	1,201.25	1,136.55	1,507.17
Nonperforming assets	1,142.52	336.17	311.56	300.03	310.12
Total loans	0.87	0.88	0.90	0.89	0.93
Net charge-offs (recoveries) to average loans outstanding	0.03	0.05	0.02	—	—

Capital Ratios:
Shareholders’ equity to total assets	9.64	9.87	9.49	9.62	11.02
Common equity tier 1 capital	12.73	12.63	12.98	12.83	13.67
Tier 1 risk-based capital	13.81	13.70	14.07	13.94	14.86
Total risk-based capital	16.28	16.11	16.50	16.38	17.50
Tier 1 leverage capital	9.83	9.96	10.09	10.34	10.39
Period end tangible equity to period end tangible assets (2)	7.19	7.35	6.92	7.10	8.35
Average shareholders’ equity to average total assets	9.94	9.72	10.02	10.64	12.28

(1)Pursuant to our adoption of ASU 2022-02, effective January 1, 2023, we prospectively discontinued the recognition and measurement guidance previously required on troubled debt restructures. As a result, “restructured” loans as of March 31, 2023 exclude any loan modifications that are performing but would have previously required disclosure as troubled debt restructures.
(2)Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
Page-9

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2023	2022
Loan Portfolio Composition	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Real Estate Loans:
Construction	$591,894	$559,681	$554,345	$520,484	$490,166
1-4 Family Residential	672,595	663,519	646,692	640,706	647,837
Commercial	1,990,861	1,987,707	1,901,921	1,834,734	1,722,577
Commercial Loans	388,182	412,064	433,538	428,974	401,144
Municipal Loans	438,566	450,067	449,219	457,239	455,155
Loans to Individuals	70,546	74,653	77,780	80,904	84,037
Total Loans	$4,152,644	$4,147,691	$4,063,495	$3,963,041	$3,800,916

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$36,515	$36,506	$35,449	$35,524	$35,273
Loans charged-off	(633)	(864)	(686)	(479)	(555)
Recoveries of loans charged-off	362	383	449	516	540
Net loans (charged-off) recovered	(271)	(481)	(237)	37	(15)
Provision for (reversal of) loan losses	88	490	1,294	(112)	266
Balance at end of period	$36,332	$36,515	$36,506	$35,449	$35,524

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$3,687	$2,091	$1,891	$2,412	$2,384
Provision for (reversal of) off-balance-sheet credit exposures	(128)	1,596	200	(521)	28
Balance at end of period	$3,559	$3,687	$2,091	$1,891	$2,412
Total Allowance for Credit Losses	$39,891	$40,202	$38,597	$37,340	$37,936

Page-10

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	March 31, 2023			December 31, 2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$4,128,775	$55,453	5.45%	$4,103,429	$52,650	5.09%
Loans held for sale	1,662	20	4.88%	1,087	15	5.47%
Securities:
Taxable investment securities (2)	690,864	5,712	3.35%	622,004	4,804	3.06%
Tax-exempt investment securities (2)	1,692,700	16,466	3.95%	1,730,233	15,652	3.59%
Mortgage-backed and related securities (2)	455,811	4,329	3.85%	483,914	4,614	3.78%
Total securities	2,839,375	26,507	3.79%	2,836,151	25,070	3.51%
Federal Home Loan Bank stock, at cost, and equity investments	31,470	245	3.16%	22,616	212	3.72%
Interest earning deposits	87,924	1,033	4.76%	10,974	108	3.90%
Federal funds sold	72,630	837	4.67%	84,858	774	3.62%
Total earning assets	7,161,836	84,095	4.76%	7,059,115	78,829	4.43%
Cash and due from banks	107,765			108,200
Accrued interest and other assets	398,709			356,248
Less: Allowance for loan losses	(36,690)			(36,602)
Total assets	$7,631,620			$7,486,961
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$665,919	1,313	0.80%	$676,654	758	0.44%
Certificates of deposit	787,887	5,407	2.78%	645,972	3,035	1.86%
Interest bearing demand accounts	2,983,218	13,186	1.79%	3,119,682	9,894	1.26%
Total interest bearing deposits	4,437,024	19,906	1.82%	4,442,308	13,687	1.22%
Federal Home Loan Bank borrowings	404,199	3,141	3.15%	189,939	1,623	3.39%
Subordinated notes, net of unamortized debt issuance costs	98,693	999	4.11%	98,657	1,013	4.07%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,265	1,031	6.94%	60,264	901	5.93%
Repurchase agreements	65,435	492	3.05%	37,416	117	1.24%
Other borrowings	136,700	1,926	5.71%	85,033	945	4.41%
Total interest bearing liabilities	5,202,316	27,495	2.14%	4,913,617	18,286	1.48%
Noninterest bearing deposits	1,588,725			1,757,568
Accrued expenses and other liabilities	81,829			88,024
Total liabilities	6,872,870			6,759,209
Shareholders’ equity	758,750			727,752
Total liabilities and shareholders’ equity	$7,631,620			$7,486,961
Net interest income (FTE)		$56,600			$60,543
Net interest margin (FTE)			3.21%			3.40%
Net interest spread (FTE)			2.62%			2.95%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2023 and December 31, 2022, loans totaling $3.2 million and $2.8 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-11

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2022			June 30, 2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$4,012,547	$45,992	4.55%	$3,847,614	$39,088	4.07%
Loans held for sale	606	7	4.58%	1,776	18	4.07%
Securities:
Taxable investment securities (2)	626,136	4,896	3.10%	617,603	4,632	3.01%
Tax-exempt investment securities (2)	1,750,952	14,455	3.28%	1,653,871	13,599	3.30%
Mortgage-backed and related securities (2)	520,501	4,770	3.64%	417,057	3,238	3.11%
Total securities	2,897,589	24,121	3.30%	2,688,531	21,469	3.20%
Federal Home Loan Bank stock, at cost, and equity investments	24,013	101	1.67%	17,663	77	1.75%
Interest earning deposits	18,664	105	2.23%	77,894	125	0.64%
Federal funds sold	46,106	269	2.31%	37,343	79	0.85%
Total earning assets	6,999,525	70,595	4.00%	6,670,821	60,856	3.66%
Cash and due from banks	102,840			100,231
Accrued interest and other assets	433,532			446,136
Less: Allowance for loan losses	(35,706)			(35,895)
Total assets	$7,500,191			$7,181,293
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$685,947	481	0.28%	$670,187	326	0.20%
Certificates of deposit	588,212	1,452	0.98%	518,104	578	0.45%
Interest bearing demand accounts	3,164,961	5,954	0.75%	3,175,385	3,360	0.42%
Total interest bearing deposits	4,439,120	7,887	0.70%	4,363,676	4,264	0.39%
Federal Home Loan Bank borrowings	173,838	1,078	2.46%	55,990	224	1.60%
Subordinated notes, net of unamortized debt issuance costs	98,621	1,004	4.04%	98,586	1,000	4.07%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,263	669	4.40%	60,262	471	3.13%
Repurchase agreements	30,530	54	0.70%	30,055	18	0.24%
Other borrowings	98,174	673	2.72%	6,549	45	2.76%
Total interest bearing liabilities	4,900,546	11,365	0.92%	4,615,118	6,022	0.52%
Noninterest bearing deposits	1,746,245			1,702,985
Accrued expenses and other liabilities	101,881			98,870
Total liabilities	6,748,672			6,416,973
Shareholders’ equity	751,519			764,320
Total liabilities and shareholders’ equity	$7,500,191			$7,181,293
Net interest income (FTE)		$59,230			$54,834
Net interest margin (FTE)			3.36%			3.30%
Net interest spread (FTE)			3.08%			3.14%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2022 and June 30, 2022, loans totaling $3.0 million and $3.1 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-12

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2022
	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,703,980	$35,625	3.90%
Loans held for sale	928	8	3.50%
Securities:
Taxable investment securities (2)	644,706	4,608	2.90%
Tax-exempt investment securities (2)	1,563,185	12,683	3.29%
Mortgage-backed and related securities (2)	566,941	4,017	2.87%
Total securities	2,774,832	21,308	3.11%
Federal Home Loan Bank stock, at cost, and equity investments	20,677	113	2.22%
Interest earning deposits	44,642	24	0.22%
Federal funds sold	8,651	4	0.19%
Total earning assets	6,553,710	57,082	3.53%
Cash and due from banks	107,144
Accrued interest and other assets	607,235
Less: Allowance for loan losses	(35,636)
Total assets	$7,232,453
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$652,394	273	0.17%
Certificates of deposit	563,599	594	0.43%
Interest bearing demand accounts	3,097,966	2,370	0.31%
Total interest bearing deposits	4,313,959	3,237	0.30%
Federal Home Loan Bank borrowings	122,783	366	1.21%
Subordinated notes, net of unamortized debt issuance costs	98,552	998	4.11%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,261	356	2.40%
Repurchase agreements	21,494	10	0.19%
Other borrowings	467	—	—
Total interest bearing liabilities	4,617,516	4,967	0.44%
Noninterest bearing deposits	1,642,973
Accrued expenses and other liabilities	84,009
Total liabilities	6,344,498
Shareholders’ equity	887,955
Total liabilities and shareholders’ equity	$7,232,453
Net interest income (FTE)		$52,115
Net interest margin (FTE)			3.22%
Net interest spread (FTE)			3.09%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2022, loans totaling $2.4 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.
Page-13

Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)
The following tables set forth the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended
	2023	2022
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$26,034	$27,668	$26,951	$25,405	$24,996
After-tax amortization expense	378	407	435	463	491
Adjusted net income available to common shareholders	$26,412	$28,075	$27,386	$25,868	$25,487

Average shareholders' equity	$758,750	$727,752	$751,519	$764,320	$887,955
Less: Average intangibles for the period	(205,555)	(206,049)	(206,591)	(207,163)	(207,774)
Average tangible shareholders' equity	$553,195	$521,703	$544,928	$557,157	$680,181

Return on average tangible common equity	19.36%	21.35%	19.94%	18.62%	15.20%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$751,030	$745,997	$707,636	$731,782	$784,241
Less: Intangible assets at end of period	(205,260)	(205,738)	(206,253)	(206,803)	(207,389)
Tangible common shareholders' equity at end of period	$545,770	$540,259	$501,383	$524,979	$576,852

Total assets at end of period	$7,792,345	$7,558,636	$7,453,747	$7,606,061	$7,119,115
Less: Intangible assets at end of period	(205,260)	(205,738)	(206,253)	(206,803)	(207,389)
Tangible assets at end of period	$7,587,085	$7,352,898	$7,247,494	$7,399,258	$6,911,726

Period end tangible equity to period end tangible assets	7.19%	7.35%	6.92%	7.10%	8.35%

Common shares outstanding end of period	31,121	31,547	32,127	32,108	32,294
Tangible book value per common share	$17.54	$17.13	$15.61	$16.35	$17.86

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$53,353	$56,842	$55,515	$51,078	$48,906
Tax-equivalent adjustments:
Loans	697	744	742	762	745
Tax-exempt investment securities	2,550	2,957	2,973	2,994	2,464
Net interest income (FTE) (1)	56,600	60,543	59,230	54,834	52,115
Noninterest income	12,033	10,766	10,269	9,097	10,725
Nonrecurring income (2)	(1,221)	—	99	2,177	706
Total revenue	$67,412	$71,309	$69,598	$66,108	$63,546

Noninterest expense	$34,849	$33,561	$33,464	$32,106	$31,195
Pre-tax amortization expense	(478)	(515)	(550)	(586)	(622)
Nonrecurring expense (3)	3	26	87	39	22
Adjusted noninterest expense	$34,374	$33,072	$33,001	$31,559	$30,595

Efficiency ratio	53.57%	48.92%	50.09%	50.61%	50.71%
Efficiency ratio (FTE) (1)	50.99%	46.38%	47.42%	47.74%	48.15%

Average earning assets	$7,161,836	$7,059,115	$6,999,525	$6,670,821	$6,553,710

Net interest margin	3.02%	3.19%	3.15%	3.07%	3.03%
Net interest margin (FTE) (1)	3.21%	3.40%	3.36%	3.30%	3.22%

Net interest spread	2.44%	2.74%	2.87%	2.91%	2.89%
Net interest spread (FTE) (1)	2.62%	2.95%	3.08%	3.14%	3.09%
(1)These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.
(2)These adjustments may include net gain or loss on sale of securities available for sale, net gain on sale of equity securities, BOLI income related to death benefits realized and other investment income or loss in the periods where applicable.
(3)These adjustments may include loss on redemption of subordinated notes, foreclosure expenses and branch closure expenses, in the periods where applicable.
Page-14